Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Expensify, Inc. 2021 Incentive Award Plan, and the Expensify, Inc. 2021 Stock Purchase and Matching Plan of our reports dated March 8, 2023, with respect to the consolidated financial statements of Expensify, Inc., and the effectiveness of internal control over financial reporting of Expensify, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
March 8, 2023